Exhibit 99.1

CITI TRENDS PROVIDES THIRD QUARTER BUSINESS UPDATE

Third quarter comparable store sales expected to increase approximately 5%, exceeding prior expectations

Repurchased approximately 350,000 shares under reinstated $30 million share repurchase program

Opened six new Citi Trends stores bringing the fleet total to 585

Appoints Pamela Edwards as Chief Financial Officer effective January 4, 2021

SAVANNAH, GA (October 28, 2020) — Citi Trends, Inc. (NASDAQ: CTRN), the leading value retailer of apparel, accessories and home trends for way less spend primarily for African American families in the United States, today provided a third quarter-to-date business update and announced the appointment of Pamela Edwards as Chief Financial Officer.

Third Quarter Business Update

•	Comparable store sales in the third quarter ending October 31, 2020 are expected to increase approximately 5%, exceeding prior expectations of comparable store sales in the range of negative mid-single digits to flat.

•	The Company has repurchased approximately 350,000 shares of its common stock during the third quarter under its recently reinstated and previously authorized $30 million share repurchase program. The repurchase of the shares was funded from cash on hand.

•	Successfully opened six new Citi Trends stores bringing the fleet total to 585; reopened the rebuilt Minneapolis location ahead of schedule.

Chief Executive Officer Comments

David Makuen, Chief Executive Officer, said, “As the third quarter comes to a close, we are pleased to be on track to deliver a positive mid-single digit comparable store sales increase, exceeding our prior expectations. Importantly, we continue to achieve substantial growth in gross margin and operating margin above prior year levels driven by heathy full price selling, well managed inventories and rigorous control of expenses. These strong results demonstrate the strength of our brand, our on-trend assortment and outsized growth in home, all of which continue to resonate with our loyal and expanding customer base.”

Makuen continued, “We are very proud of our team’s ability to adapt and continue to safely serve our customers in what remains a fluid operating environment. We enter the holiday selling season well positioned to deliver a compelling assortment of fresh and relevant merchandise with an emphasis on extreme value gifts ensuring our customers’ families will have a joyful holiday season. Finally, we successfully opened six new Citi Trends stores expanding our reach into southeast Texas, while also returning to meet the needs of our loyal customers in the diverse and important Minneapolis community.”

Appointment of Chief Financial Officer

The Company also announced today that it has appointed Pamela Edwards as Chief Financial Officer, effective January 4, 2021. Ms. Edwards brings to the Company extensive experience in finance, strategy and operations leadership across a variety of retail brands and sectors. Most recently, Ms. Edwards spent fifteen years at L Brands Inc. as the Chief Financial Officer for the Mast Global division from 2017 to 2020, as the Chief Financial Officer of Victoria Secret division from 2007 to 2017, and as the Chief Financial Officer for the Express division from 2005 to 2007. Prior to L Brands Inc., Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck, and Kraft Foods. Ms. Edwards has an MBA from the Fuqua School of Business at Duke University and a Bachelor of Science in Finance from Florida A&M University. Ms. Edwards currently serves on the Board of Neiman Marcus Group, LLC as Audit Chair.

David Makuen, CEO, commented, “We are very excited to welcome Pam as Chief Financial Officer of Citi Trends to lead all financial aspects of our business. Pam brings with her a wealth of financial, strategy and retail experience and she is a true leader with a proven track record of success. I am confident she is the right leader for the business and we look forward to benefiting from her experience and expertise.”

Ms. Edwards commented, “I am excited to be joining the Citi Trends team and I admire the uniqueness of Citi Trends' value proposition, servicing the apparel, accessories and home goods needs of African-American consumers. I look forward to working with the entire team to further enhance the Company’s financial and operational performance.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home goods for the entire family. The Company operates 585 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory), the ongoing COVID-19 (coronavirus) pandemic and associated containment and remediation efforts, the potential negative impacts of COVID-19 on the global economy and foreign sourcing, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any or all of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.